Exhibit 99.1

3047 Orchard Parkway, San Jose CA 95134 USA Tel (US): +1 650 390 9000 Tel (AU): 1-800-778-662 Fax: +1 650 390 9007 www.airxpanders.com

2 April 2019

AIRXPANDERS ANNOUNCES VOLUNTARY SUSPENSION OF TRADING

San Jose, CA, United States –AirXpanders, Inc. (ASX: AXP), a medical device company focused on the design, manufacture, sale and distribution of the AeroForm® Tissue Expander System, today announced the voluntary suspension of  trading of its securities while the Company reviews and finalizes various matters pertaining to its operations, including resolving an anticipated debt covenant breach with its lender and while the Company continues to evaluate opportunities to raise additional capital, including the related terms and timing.

Discussions with lender and review of operations

On Friday, March 29, 2019 (Australian time), the Company entered into a trading halt pending notification to its lender of an anticipated breach of a certain financial covenantin its debt agreement and an announcement by the Company with regards to the outcome of that notification and discussions with the lender. The Company anticipates a breach of the financial covenant requiring the Company to achieve a minimum net revenue for the first quarter of 2019, as net revenue achieved by the Company for the quarter is expected to be below the minimum net revenue specified by the debt covenant.  The Company currently anticipates net revenue for the first quarter of 2019 to be in a range of US$1.65 million to US$1.75 million.

Following a preliminary discussion with the lender, the Company anticipates the lender will waive the covenant violation for the first quarter of 2019, subject to the agreement and completion of  documentation. There is no guarantee that future covenant violations (if any) will similarly be waived. The Company is currently evaluating its prospects of meeting the covenants in the coming quarters. The Company is also reviewing its operations and considering possible changes that it believes may, if able to be implemented, help address the revenue shortfall.

Capital raising discussions

The Company continues to evaluate opportunities to raise additional capital, including the related terms and timing.  The Company would expect to resume trading once any registration statement filed with the United States Securiteis and Exchange Commission (SEC), if any, is declared effective by the SEC and upon the commencement of the capital raise. At this time, the Company is not able to say how long this might be as it will depend partly upon any review process by the SEC.However, the company expects the suspension to last until at least Monday, 6 May 2019  The Company will update the market as to timing when it is able to do so.  No assurance can be given at this time that the Company will be able to raise additional capital or that any capital can be raised on a timeline that will meet the Company’s requirements.

The Company will update the market as appropriate on its progress.

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Company
Frank Grillo President & CEO Tel: +1 (650)-390-9001 Email: fgrillo@airxpanders.com	Scott Murcray CFO & COO Tel: +1 (650) 282-8106 Email: smurcray@airxpanders.com

About AirXpanders

Founded in 2005, AirXpanders, Inc. (www.airxpanders.com) designs, manufactures and markets innovative medical devices to improve breast reconstruction. The Company’s AeroForm Tissue Expander System, is used in patients undergoing two-stage breast reconstruction following mastectomy. Headquartered in San Jose, California, AirXpanders’ vision is to be the global leader in reconstructive surgery products and to become the standard of care in two-stage breast reconstruction. AirXpanders is a publicly listed Company on the Australian Securities Exchange under the symbol “AXP.” AeroForm was granted U.S. FDA de novomarketing authorization in 2016, first CE mark in Europe in 2012 and is currently licensed for sale in Australia.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management.

All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.  These include, but are not limited to, the ability to raise additional capital at all and whether the Company can raise capital timely, the Company’s ability to meet future lender covenants, future financial results, including anticipated revenue growth, cost savings, projected cash outflow and cash sufficiency forecast, U.S. commercial market adoption and U.S. and Australia sales of our product and expected strong growth in demand for AeroForm, ability to manage cash outflows and maintaining sales prices of AeroForm, ability to achieve operating efficiencies and future profitability, and the ability to recognize efficiency as a result of restructuring our sales team in the US and sales model in Australia.

Management believes that these forward-looking statements are reasonable when made. You should not place undue reliance on forward-looking statements because they speak only as of the date when made. AirXpanders may not actually achieve the plans, projections or expectations disclosed in forward-looking statements. Actual results, developments or events could differ materially from those disclosed in the forward-looking statements. For additional information and considerations regarding the risks faced by AirXpanders that could cause actual results to differ materially, see its most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2019, including under the caption "Risk Factors," as well as other periodic reports filed with the SEC from time to time. AirXpanders disclaims any obligation to update information contained in any forward-looking statement, except as required by law.

For more information, refer to the Company’s website at www.airxpanders.com.